EXHIBIT 99.1

YOUNG BROADCASTING INC. RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

New York, NY - Business Wire — June 6, 2008 — Young Broadcasting Inc. (the “Company”) today announced that on June 3, 2008, the Company received a notice of non-compliance from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) stating that the Company had not regained compliance with the minimum $15 million market value of publicly-held shares requirement for continued listing set forth in Marketplace Rule 4450(b)(3) (the “Rule”).  As a result, the Company’s securities are subject to delisting.  This notice follows the Company’s previous announcement  on March 3, 2008 that it had received notification from the Staff stating that the Company’s common stock had not maintained the required minimum $15 million market value of publicly held shares over the previous 30 consecutive trading days, and, in accordance with Marketplace Rule 4450(e)(1), providing the Company with 90 calendar days, or until June 2, 2008, to regain compliance.

The Company intends to request a hearing before a NASDAQ Listing Qualifications Panel to present its plan to evidence compliance with the Rule and all other applicable NASDAQ listing requirements.  The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision.  The Company cannot assure you that the Panel will grant the Company’s request for continued listing.

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA) and one is affiliated with MyNetwork TV (KRON-TV — San Francisco, CA).

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or
Don Ciaramella of The Lippin Group at 212-986-7080